This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-142664

SUBJECT TO COMPLETION, DATED MAY 8, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 7, 2007)
$

2007 Series A Junior Subordinated Notes due 2067

The 2007 Series A Junior Subordinated Notes due 2067 (the “Notes”) will bear interest at     % per year until May   , 2017. During this period, we will pay interest on the Notes on May   and November   of each year, beginning November   , 2007. Beginning May   , 2017, the Notes will bear interest at the Three-Month LIBOR Rate plus           basis points (     %), reset quarterly, payable on February   , May   , August    and November    of each year, beginning August   , 2017. The Notes will be issued in registered form and in denominations of $1,000 and integral multiples thereof. The Notes will mature on May   , 2067.

We may defer interest payments on the Notes on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Notes, compounded on each interest payment date, to the extent permitted by law.

We may redeem the Notes at our option at the times and the prices described in this prospectus supplement.

We do not intend to make application to list the Notes on any national securities exchange or to include them in any automated quotation system.

See “Risk Factors” beginning on page S-7 for a discussion of certain risk factors that prospective investors should consider before investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per note	Total

Public Offering Price(1)%	$
Underwriting Discount %	$
Proceeds to Wisconsin Energy (before expenses)%	$

(1)	Plus accrued interest from May , 2007, if settlement occurs after that date.

The underwriters expect to deliver the Notes to purchasers in book-entry form only through The Depository Trust Company on or about May   , 2007.

Joint Book-Running Managers and Joint Structuring Advisors

JPMorgan	Citi

Co-Managers

Banc of America Securities LLC	Deutsche Bank Securities

May   , 2007

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any written communication from Wisconsin Energy Corporation or the underwriters specifying the final terms of the offering. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective date of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

SUMMARY

In this prospectus supplement, unless the context requires otherwise, “Wisconsin Energy,” “we,” “us,” and “our” refer to Wisconsin Energy Corporation, a Wisconsin corporation, and not to the underwriters.

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you or that you should consider before buying securities in this offering. Please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully.

Wisconsin Energy Corporation

Wisconsin Energy Corporation was incorporated in the State of Wisconsin in 1981 and became a diversified holding company in 1986. We maintain our principal executive offices in Milwaukee, Wisconsin.

We conduct our operations primarily in two operating segments: a utility energy segment and a non-utility energy segment. Our primary subsidiaries are Wisconsin Electric Power Company (“Wisconsin Electric”), Wisconsin Gas LLC (“Wisconsin Gas”) and W.E. Power, LLC (“We Power”).

Utility Energy Segment:  Our utility energy segment consists of: Wisconsin Electric, Wisconsin Gas and Edison Sault Electric Company. We serve approximately 1,125,200 electric customers in Wisconsin and the Upper Peninsula of Michigan. We have approximately 1,041,400 gas customers in Wisconsin, 470 steam customers in metro Milwaukee, Wisconsin, and 3,000 water customers in suburban Milwaukee, Wisconsin. Wisconsin Electric and Wisconsin Gas operate under the trade name of “We Energies”.

Non-Utility Energy Segment:  Our non-utility energy segment consists primarily of We Power. We Power was formed in 2001 to design, construct, own and lease to Wisconsin Electric the new generating capacity included in our Power the Future strategy.

Power the Future Strategy:  In September 2000, we announced our Power the Future strategy to improve the supply and reliability of electricity in Wisconsin. As part of our Power the Future strategy, we are (1) investing in new natural gas-fired and coal-fired electric generating facilities, (2) upgrading Wisconsin Electric’s existing electric generating facilities and (3) investing in upgrades of our existing energy distribution system. Also, as part of this strategy, we announced and began implementing plans to divest non-core assets and operations in our non-utility energy segment and to reduce our real estate operations.

For a further description of our business and our corporate strategy, see our Annual Report on Form 10-K for the year ended December 31, 2006, as well as the other documents incorporated by reference. Our annual and periodic filings to the SEC are available, free of charge, through our Internet website www.wisconsinenergy.com. These documents are available as soon as reasonably practicable after such materials are filed with (or furnished to) the SEC.

Our principal executive offices are located at 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201. Our telephone number is (414) 221-2345.

The Offering

Issuer	Wisconsin Energy Corporation.

Securities Offered	$ of 2007 Series A Junior Subordinated Notes due May , 2067.

Maturity	May , 2067.

Interest	Fixed Rate Period — The Notes will bear interest at % per year from the date they are issued up to, but not including, May , 2017 or earlier redemption date (the “Fixed Rate Period”). Subject to our right to defer interest payments as described below, during the Fixed Rate Period interest is payable semi-annually in arrears on May and November of each year, beginning November , 2007.

Floating Rate Period — The Notes will bear interest from May , 2017 up to, but not including, the maturity date or earlier redemption date (the “Floating Rate Period”) at the Three-Month LIBOR Rate (as defined herein) plus basis points ( %), reset quarterly. Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears on February , May , August and November of each year, beginning August , 2017.

See “Description of the Notes — Interest” in this prospectus supplement.

Redemption	We may redeem the Notes at our option before their maturity (i) in whole or in part on one or more occasions any time before May , 2017 at a redemption price equal to the Make-Whole Amount (as described under “Description of the Notes — Redemption” below) plus any accrued and unpaid interest thereon, and (ii) in whole or in part on one or more occasions on or after May , 2017 at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest thereon to the redemption date. In addition, we may redeem the Notes before May , 2017 (a) in whole, but not in part, at a redemption price equal to the Tax Event Make-Whole Amount (as described under “Description of the Notes — Redemption — Right to Redeem Upon a Tax Event” below), plus any accrued and unpaid interest thereon to the redemption date, if certain changes in tax laws, regulations or interpretations occur and (b) in whole or in part on one or more occasions at a redemption price equal to the Rating Agency Event Make-Whole Amount (as described under “Description of the Notes — Redemption — Right to Redeem Upon a Rating Agency Event” below), plus any accrued and unpaid interest thereon to the redemption date, if a rating agency makes certain changes in the equity credit criteria for securities such as the Notes. See “Description of the Notes — Redemption” in this prospectus supplement.

Ranking	The Notes will be unsecured, junior subordinated obligations of Wisconsin Energy that rank junior to all of our Senior Indebtedness (as defined below under “Description of the Notes — Ranking”). In addition, because we are a holding company, our obligations on the Notes will be effectively subordinated to existing and future liabilities of our subsidiaries. See “Risk Factors” in this prospectus supplement.

Option to Defer Interest Payments	We have the option to defer interest payments on the Notes, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Notes and may choose to do that on more than one occasion. We may not defer payments beyond the maturity date of the Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Notes from any previous Optional Deferral Periods. Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Notes to the extent permitted by applicable law. Once all accrued and unpaid interest on the Notes has been paid, we can begin a new Optional Deferral Period. We, however, have no current intention of deferring interest payments on the Notes. See “Description of the Notes — Option to Defer Interest Payments” in this prospectus supplement.

Certain Limitations During an Optional Deferral Period	During any period in which we defer interest payments on the Notes, we may not, and will not permit any of our subsidiaries to: (i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any shares of our capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the Notes, or (iii) make any payments with respect to any guarantee by us of debt securities if such guarantee ranks upon liquidation on a parity with or junior to the Notes, subject to certain exceptions as more fully described in this prospectus supplement. See “Description of the Notes — Option to Defer Interest Payments” and “Description of the Notes — Certain Limitations During an Optional Deferral Period” in this prospectus supplement.

Replacement Capital Covenant	On or about the time of the initial issuance of the Notes, we will enter into a Replacement Capital Covenant in which we will covenant for the benefit of holders of a designated series of unsecured, long-term indebtedness of Wisconsin Energy ranking senior to the Notes that we will not redeem or purchase, or otherwise satisfy, discharge or defease (collectively, “defease”) the Notes, and that none of our subsidiaries will purchase the Notes, prior to May , 2037 unless, subject to certain limitations, during the 180 days prior to the date of that redemption, defeasance or purchase we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes at the time of redemption, defeasance or purchase.

The Replacement Capital Covenant is not intended for the benefit of holders of the Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the Notes or of the indenture or the securities resolution pursuant to which the Notes will be issued. See “Description of the Replacement Capital Covenant” in this prospectus supplement.

Use of Proceeds	The proceeds from the sale of the Notes will be used to repay short-term debt incurred to fund the construction of generation facilities under our Power the Future strategy and for other working capital purposes. See “Use of Proceeds” in this prospectus supplement.

Material United States Federal Income Tax Considerations	Based upon an analysis of the relevant facts and circumstances, including certain assumptions made by them and representations provided by Wisconsin Energy to them, Troutman Sanders LLP will provide us with an opinion generally to the effect that under then current law, and assuming full compliance with the terms of the indenture and other relevant documents, the Notes constitute indebtedness for United States federal income tax purposes (although there is no controlling authority directly on point).

We agree, and by acquiring an interest in a Note, each beneficial owner of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes. The remainder of this discussion assumes that the Notes are classified as indebtedness for United States federal income tax purposes. We intend to treat the Notes in the same manner.

If we elect to defer interest on the Notes, you will subsequently be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Notes, in the form of original issue discount, regardless of your method of accounting and the timing of payments on the Notes. See “Material United States Federal Income Tax Considerations” in this prospectus supplement.

Form and Denomination	The Notes initially will be registered in the form of one or more global securities, without coupons, in denominations of $1,000 and integral multiples in excess thereof, and deposited with the Trustee on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of DTC or its nominee. See “Book Entry Issuance” in the accompanying prospectus.

Ratings	The Notes are expected to be rated BBB- by Standard & Poor’s Ratings Services, Baa1 by Moody’s Investors Service, Inc. and BBB+ by Fitch Ratings. A credit rating reflects an assessment by the rating agency of the creditworthiness associated with an issuer and particular securities that it issues. These ratings are not a recommendation to buy, sell or hold any securities of Wisconsin Energy. Such ratings may be subject to revisions or withdrawal by these agencies at any time and should be evaluated independently of each other and any other rating that may be assigned to the securities.

No Listing of the Notes	We do not intend to make application to list the Notes on any national securities exchange or to include them in any automated quotation system.

Reopening of the Series	We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes. Any such additional notes may, together with the Notes, constitute a single series of securities under the Indenture. See “Description of the Notes” in this prospectus supplement.

Summary Financial Information

You should read the following summary of certain financial information in connection with the financial statements and other information included in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

Consolidated Income Statement and Related Information of
Wisconsin Energy Corporation

	Three	Twelve
	Months	Months
	Ended	Ended
	March 31,	March 31,	Year Ended December 31,
(Dollars in Millions)	2007(1)	2007	2006	2005	2004	2003	2002

Operating Revenues	$1,301.1	$4,050.5	$3,996.4	$3,815.5	$3,406.1	$3,282.1	$3,032.7
Operating Income	$184.5	$561.4	$568.5	$562.9	$530.0	$484.1	$406.9
Net Income	$100.9	$311.6	$316.4	$308.7	$306.4	$244.3	$167.0
Ratio of Earnings To Fixed Charges(2)	2.9x	2.4x	2.5x	2.6x	2.2x	2.2x	1.9x

(1)	The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results which may be expected for the entire fiscal year 2007 because of seasonal and other factors.

(2)	These computations include us and our subsidiaries. For these ratios, “earnings” is determined by adding (a) pre-tax income from continuing operations (less undistributed equity in earnings of unconsolidated affiliates), (b) nonutility amortization of capitalized interest and (c) fixed charges, and subtracting from the total, capitalized interest. “Fixed charges” consists of interest charges on our long-term and short-term debt (including a representative portion of lease expense), capitalized interest, amortization of debt expenses, an amount equal to the earnings before income taxes required to pay preferred dividends of a wholly owned subsidiary and distributions on preferred securities of a subsidiary trust prior to their redemption in March 2004.

RISK FACTORS

Before making a decision to invest in the Notes, you should carefully consider the following risk factors, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us and the Notes.

Risks Relating to our Businesses

See the risk factors set forth in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, beginning on page 27, for a discussion of certain risks relating to our businesses.

Risks Relating to the Notes

Our obligations under the Notes will be subordinated to all Senior Indebtedness of Wisconsin Energy.

Our obligations under the Notes will be subordinated to all Senior Indebtedness (as defined below under “Description of the Notes — Ranking”) of Wisconsin Energy. This means that we cannot make any payments on the Notes until all holders of our Senior Indebtedness have been paid in full, or provision has been made for such payment, if their Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).

Our cash flow and ability to meet our payment obligations with respect to the Notes largely depend on the performance of our subsidiaries. As a result, our payment obligations under the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

We are a holding company and conduct our operations primarily through our subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our payment obligations under the Notes are largely dependent upon the earnings of these subsidiaries and the distribution or other payment of such earnings to us in the form of dividends, loans or advances or repayment of loans and advances from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to make any funds available for such payment.

Because we are a holding company, our obligations with respect to the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including rights of a holder of any Note, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any such subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by it. Although certain agreements to which our subsidiaries are parties limit the ability to incur additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities. In addition, certain provisions of our credit agreement and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Under Wisconsin law, our utility subsidiaries are prohibited from loaning funds, either directly or indirectly, to us.

We can defer interest payments on the Notes for one or more periods of up to 10 years. This may affect the market price of the Notes.

We have the option to defer interest payments on the Notes, from time to time, for one or more Optional Deferral Periods of up to 10 consecutive years, as described in this prospectus supplement. At the end of an Optional Deferral Period, if all amounts due are paid, we would be permitted to start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by applicable law. See “Description of the Notes — Option to Defer Interest Payments” in this prospectus supplement.

If we exercise our right to defer interest payments, the Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Notes or that is otherwise less than the price at which the Notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the Notes may be more volatile than other securities that do not have these rights.

We are not permitted to pay current interest on the Notes until we have paid all outstanding deferred interest, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period, we will be prohibited from paying current interest on the Notes until we have paid all accrued and unpaid deferred interest plus any accrued interest thereon. As a result, we may not be able to pay current interest on the Notes if we do not have available funds to pay all accrued and unpaid deferred interest plus any accrued interest thereon.

Our right to redeem, defease or purchase the Notes is limited by a covenant that we are making in favor of certain of our debtholders.

We have the right to redeem the Notes under circumstances and on terms specified in this prospectus supplement. However, around the time of the initial issuance of the Notes, we will enter into a Replacement Capital Covenant, which is described below under “Description of the Replacement Capital Covenant,” that will limit our ability to redeem, defease or purchase, and the ability of our subsidiaries to purchase, the Notes. In the Replacement Capital Covenant, we will covenant for the benefit of holders of a designated series of our unsecured long-term indebtedness that ranks senior to the Notes, that we will not redeem, defease or purchase, and none of our subsidiaries will purchase, the Notes on or before May   , 2037, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, defeasance or purchase we or our subsidiaries have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes at the time of redemption, defeasance or repurchase.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption, defeasance or purchase by us or purchase by our subsidiaries will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities. Accordingly, there could be circumstances where we would wish to purchase some or all of the Notes, including as a result of a tax or rating agency event, and sufficient cash is available for that purpose, but we are restricted from doing so because of our inability to obtain proceeds from the sale of qualifying securities.

If we defer interest payments on the Notes, there will be U.S. federal income tax consequences to holders of the Notes.

If we defer interest payments on the Notes, you will subsequently be required to accrue interest income as original issue discount, referred to in this prospectus supplement as “OID,” in respect of the remaining interest on your Notes. As a result, for United States federal income tax purposes you would be required to include that OID in gross income before you receive interest payments, regardless of your regular method of accounting for United States federal income taxes.

If you sell your Notes before the record date for a payment of interest after the commencement of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the relevant accrual period. Moreover, the accrued OID will be added to your adjusted tax basis in the Notes but may not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses to offset ordinary income is subject to limitations. See “Material United States Federal Income Tax Consequences — United States Holders — Gains upon Disposition” in this prospectus supplement.

An active trading market for the Notes may not develop.

We cannot assure that an active trading market for the Notes will develop. There can be no assurances as to the liquidity of any market that may develop for the Notes, the ability of holders to sell their Notes or the price at which the holders will be able to sell their Notes. Future trading prices of the Notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

Rating agencies may change rating methodologies, including their views on “notching” practices.

The rating agencies may, from time to time in the future, change the way they analyze securities with features similar to the Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Notes, sometimes called “notching.” If the rating agencies change their practices for rating these securities in the future, and the ratings of the Notes are subsequently lowered, that could have a negative impact on the trading price of the Notes.

USE OF PROCEEDS

We estimate the net proceeds to us from the offering to be approximately $     million, after deducting underwriting discounts and other offering expenses. We intend to use the net proceeds from the offering to repay short-term debt that was incurred to fund the construction of generation facilities under our Power the Future strategy and for other working capital purposes.

At March 31, 2007, we had approximately $720.0 million of short-term debt outstanding at the parent company. The short-term debt that we intend to repay had a weighted average interest rate of approximately 5.42% and an average life of less than 35 days at March 31, 2007.

CAPITALIZATION

The table below shows our consolidated capitalization structure: (a) on an actual basis; and (b) on an as adjusted basis to reflect the issuance of the Notes and the anticipated repayment of short-term borrowings as discussed under “Use of Proceeds” with the net proceeds from this offering, after payment of the underwriters’ discount and estimated offering expenses for the Notes.

	As of March 31, 2007
		As adjusted
	Actual (unaudited)	Amount	Percentage
	(dollars in millions)

Short-term debt	$904.1	$	%
Long-term debt(1)	3,348.6		%
Notes offered hereby	—		%
Preferred stock of subsidiary	30.4		%
Common equity	2,952.8		%

Total capitalization	$7,235.9	$	100.0%

(1) Including current maturities.

DESCRIPTION OF THE NOTES

We will issue the Notes under the Indenture, dated as of March 15, 1999, between Wisconsin Energy and The Bank of New York Trust Company, N.A. (successor to The First National Bank of Chicago), as trustee. Specific terms of the Notes are summarized below. This summary is not complete and should be read together with “Description of Debt Securities” in the accompanying prospectus, where certain provisions of the indenture have been summarized, and is qualified in its entirety by the terms and provisions of the indenture.

General

The Notes will be issued as a series of junior subordinated notes under the indenture. The Notes will be initially issued in aggregate principal amount of $     . We may, without the consent of holders of the Notes, issue additional notes of the same series having the same ranking and interest rate, maturity and other terms as the Notes, except for public offering price, issue date, initial interest accrual date and initial Interest Payment Date, if applicable.

Maturity

Unless an earlier redemption has occurred, the entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on May   , 2067.

Interest

Fixed Rate Period.  The Notes will bear interest at     % per year during the Fixed Rate Period. Subject to our right to defer interest payments as described below, during the Fixed Rate Period interest is payable semi-annually in arrears on May    and November    of each year, beginning November   , 2007 and ending on May   , 2017. If interest payments are deferred or otherwise not paid during the Fixed Rate Period, they will accrue and compound until paid at the annual rate of     %, to the extent permitted by law. The amount of interest payable for any semi-annual interest accrual period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period.  The Notes will bear interest during the Floating Rate Period at the Three-Month LIBOR Rate plus           basis points (     %), reset quarterly. Subject to our right to defer interest payments as described below, during the Floating Rate Period interest is payable quarterly in arrears, beginning August   , 2017, on February   , May   , August      and November      of each year (each sometimes referred to as a LIBOR Rate Reset Date). The LIBOR Rate Reset Dates will be February   , May   , August   and November  of each year, commencing on May   , 2017. If interest payments are deferred or otherwise not paid during the Floating Rate Period, they will accrue and compound until paid at the then prevailing floating rate, to the extent permitted by law. The amount of interest payable for any quarterly interest accrual period during the Floating Rate Period will be computed on the basis of the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day) divided by 360.

General.  In this prospectus supplement, the term “interest” includes semi-annual interest payments during the Fixed Rate Period, quarterly interest payments during the Floating Rate Period and applicable interest on interest payments accrued but not paid on the applicable interest payment date.

A “business day” is any day that is not a Saturday, a Sunday, a day on which banking institutions in New York City are not required to be open or a day on which the Federal Reserve Bank of New York is not open.

During the Fixed Rate Period, if an interest payment date or a redemption date of the Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the interest payment date or the redemption date, as applicable.

During the Floating Rate Period, if any interest payment date, other than a redemption date or the maturity date of the Notes, falls on a day that is not a business day, the interest payment date will be postponed to the next day that is a business day, except that if that business day is in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. Also, if a redemption date or the maturity date of the Notes falls on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity date, as applicable.

During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a LIBOR Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a LIBOR Business Day, except that if that LIBOR Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding LIBOR Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable interest rate as reset on that date, and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

So long as the Notes remain in book-entry only form registered in the name of DTC or its nominee, the record date for each interest payment date will be the business day immediately preceding the applicable interest payment date.

If the Notes are not in book-entry only form registered in the name of DTC or its nominee, the record date for each interest payment date will be the fifteenth calendar day (whether or not a business day) immediately preceding the applicable interest payment date.

Determining the Floating Rate.  The “Three-Month LIBOR Rate” for each interest period commencing on a LIBOR Rate Reset Date means the rate determined in accordance with the following provisions:

(1)	On the LIBOR Interest Determination Date (as defined below), the Calculation Agent (as defined below) will determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Reuters LIBOR01 Page (as defined below) as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

(2)	If no rate appears on Reuters LIBOR01 Page on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars for the period of three months, commencing on the applicable LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the rate for the quarterly interest period following the LIBOR Interest Determination Date will be the rate in effect on that LIBOR Interest Determination Date.

“Calculation Agent” means The Bank of New York Trust Company, N.A., or its successor appointed by us, acting as calculation agent.

“LIBOR Interest Determination Date” means the second LIBOR Business Day (as defined below) preceding each LIBOR Rate Reset Date.

“LIBOR Business Day” means any business day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank Market.

“Reuters Page” means the display on Reuters Money 3000 Service, or any successor service, on the Reuters LIBOR01 Page or any replacement page or pages on that service.

“Reuters LIBOR01 Page” means the display designated on page LIBOR01 on Reuters Page (or such other page as may replace the LIBOR01 page on such service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

Ranking

Our payment obligations under the Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing.

“Senior Indebtedness” means the principal of, premium, if any, and interest in respect of:

•	all of our indebtedness for money borrowed;

•	all indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreements (but excluding trade accounts payable arising in the ordinary course of business);

•	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations of the types previously described of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types previously described of other persons secured by any lien on any of our property, whether or not such obligation is assumed by us.

However, the term “Senior Indebtedness” does not include:

•	any indebtedness which is by its terms subordinated to, or pari passu with, the Notes; or

•	any trade obligations incurred in the ordinary course of business.

Our Senior Indebtedness will be entitled to the benefits of the subordination provisions in the indenture and the securities resolution establishing the Notes, irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Under the indenture and the securities resolution establishing the Notes, no payment may be made on the Notes, including any redemption payment, if:

•	any of our Senior Indebtedness has not been paid when due and any applicable grace period has ended and the default has not been cured or waived or ceased to exist, or

•	the maturity of any Senior Indebtedness has been and remains accelerated as a result of a default.

In the event we pay or distribute any of our assets to creditors upon any dissolution, winding-up, liquidation or reorganization of us, whether voluntary or involuntary, the holders of our Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the holders of the Notes are entitled to receive or retain any payment. Until the Senior Indebtedness is paid in full, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the indenture and the securities resolution establishing the Notes will be made to holders of the Senior Indebtedness. If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, those holders of the Notes are required to pay such distribution over to the holders of the Senior Indebtedness or their representatives or trustees, as their interests may appear. As a result of the subordination provisions contained in the indenture and the securities resolution establishing the Notes, in the event of our insolvency, our creditors who are holders of Senior Indebtedness likely will recover more, ratably, than the holders of the Notes.

As of March 31, 2007, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $1.7 billion. As a holding company, our assets primarily consist of the equity securities of our subsidiaries. Therefore, the Notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, incurred or issued by our subsidiaries. In addition to trade liabilities, certain of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Notes.

There are no terms in the indenture or the Notes that limit our ability to incur additional Senior Indebtedness or that limit our subsidiaries’ ability to incur additional liabilities, including debt or preferred stock. We expect from time to time to incur additional indebtedness and other liabilities constituting Senior Indebtedness that will be senior to the Notes.

Option to Defer Interest Payments

At our option, we may, from time to time for one or more Optional Deferral Periods, defer payment of all or part of the current and accrued interest otherwise due on the Notes for a period of up to 10 consecutive years. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Notes and may choose to do that on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Notes, and we may not begin a new Optional Deferral Period until we have paid all accrued interest on the Notes from the previous Optional Deferral Period.

Any deferred interest on the Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Notes to the extent permitted by applicable law. Once we pay all deferred interest payments on the Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Notes as described above but not beyond the maturity date of the Notes.

We will provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 business days prior to the applicable interest payment date. The securities resolution provides that this notice will be forwarded promptly by the Trustee to each holder of record of Notes.

We have no current intention of deferring interest payments on the Notes.

Certain Limitations During an Optional Deferral Period

Unless we have paid all accrued and payable interest on the Notes, subject to several exceptions, we will not, and will not permit any of our subsidiaries to, do any of the following:

•	declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment, on any shares of our capital stock,

•	make any payment of or principal of, or interest or premium, if any, on or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the Notes, or

•	make any payments with respect to any guarantee by us of debt securities if such guarantee ranks upon liquidation on a parity with or junior to the Notes.

However, at any time, including during an Optional Deferral Period, the exceptions will permit:

•	purchases, redemptions or other acquisitions of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction of our obligations pursuant to any contract or security outstanding on the date that the payment of interest is deferred requiring us to purchase, redeem or acquire our capital stock;

•	any payment, repayment, redemption, purchase, acquisition or declaration of a dividend as a result of any reclassification of our capital stock or the exchange or conversion of all or a portion of one class or series of our capital stock for another class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of our capital stock or the security being converted or exchanged, or in connection with the settlement of stock purchase contracts;

•	dividends or distributions paid or made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

•	redemptions, exchanges or repurchases of, or with respect to, any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future; and

•	payments under any preferred trust securities, subordinated debentures or junior subordinated debentures, or guarantees of the foregoing, in each case that rank equal in right of payment to the Notes, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full.

Redemption

On or after May   , 2017, we may redeem the Notes, in whole or in part on one or more occasions, at 100% of their principal amount plus any accrued and unpaid interest thereon to, but not including, the redemption date.

Before May   , 2017, we may redeem the Notes, in whole or in part on one or more occasions, at a redemption price equal to the Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

The Make-Whole Amount will be determined in accordance with the following provisions:

“Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Notes from the redemption date to May   , 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Notes to be redeemed was payable on May   , 2017), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (as defined below) plus           basis points.

“Comparable Treasury Issue” means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the

redemption date to May   , 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term to maturity comparable to such time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after May   , 2017, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate (as defined below) shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations (as defined below), of up to five Reference Treasury Dealer Quotations for such redemption date, or (ii) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means a Reference Treasury Dealer selected by us for the purpose of performing the functions of the Quotation Agent under the terms of the securities resolution.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and up to three additional nationally recognized investment banking firms specified by us that are primary U.S. Government Securities dealers.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the time period from the redemption date to May   , 2017 (if no maturity is within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined by the Quotation Agent and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

We may also redeem the Notes before May   , 2017 (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “— Right to Redeem Upon a Tax Event” and (ii) in whole or in part on one or more occasions if a rating agency makes certain changes in the equity credit criteria for securities such as the Notes, at the redemption price and under the circumstances described below under “— Right to Redeem Upon a Rating Agency Event.”

Right to Redeem Upon a Tax Event

Before May   , 2017, we may redeem the Notes, in whole, but not in part, at any time within 90 days after the occurrence and continuation of a Tax Event (as defined below), at a redemption price equal to the Tax Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

“Tax Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Notes from the redemption date to May   , 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Notes to be redeemed was payable on May   , 2017), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus           basis points.

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation; or

•	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, which amendment, clarification, or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

Before May   , 2017, we may redeem the Notes, in whole or in part on one or more occasions, at any time following the occurrence and continuation of a Rating Agency Event (as defined below), at a redemption price equal to the Rating Agency Event Make-Whole Amount (as defined below), plus any accrued and unpaid interest thereon to, but not including, the redemption date.

“Rating Agency Event Make-Whole Amount” means an amount equal to the greater of (i) 100% of the principal amount of the Notes being redeemed or (ii) as determined by the Quotation Agent as of the redemption date, the sum of the present value of each scheduled payment of principal of and interest on the Notes from the redemption date to May   , 2017 (assuming, solely for the purposes of this calculation, that the principal amount of the Notes to be redeemed was payable on May   , 2017), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus           basis points.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended, that currently publishes a rating for us (sometimes referred to as a rating agency) in the equity credit criteria for securities such as the Notes resulting in a lower equity credit to us than the equity credit assigned by such rating agency to the Notes on the date of this prospectus supplement.

Events of Default

The following are events of default under the indenture with respect to the Notes:

•	our failure to pay principal or any premium when due;

•	our failure to pay interest when due and payable that continues for 30 days (subject to our right to optionally defer interest payments described above under “— Option to Defer Interest Payments”); or

•	certain events of bankruptcy, insolvency or reorganization involving us.

If an event of default (other than due to certain events of bankruptcy, insolvency or reorganization) occurs, the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding Notes will have the right to declare the principal amount of the Notes, and any accrued interest thereon, immediately due and payable. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of all the outstanding Notes, and any accrued interest thereon, will automatically, and without any declaration or other action on the part of the Trustee or any holder of the Notes, become immediately due and payable.

An event of default does not include a failure to comply with covenants under the indenture or securities resolution.

No Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Agreement by Holders to Certain Tax Treatment

Each holder of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain of the provisions of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the Replacement Capital Covenant. The Replacement Capital Covenant is available from Wisconsin Energy upon request.

At or around the time of the issuance of the Notes, we will covenant in the Replacement Capital Covenant for the benefit of persons that buy, hold or sell a designated series of our long-term indebtedness that ranks senior to the Notes that we will not redeem, defease or purchase, nor will any of our subsidiaries purchase, the Notes on or before May   , 2037, unless, subject to certain limitations, during the 180 days prior to the date of that redemption, defeasance or purchase we have received a specified amount of proceeds from the sale of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes at the time of redemption, defeasance or purchase. The determination of the equity-like credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity-like credit attributed by a rating agency to the Notes and the new securities.

Our ability to raise proceeds from the sale of securities that qualify under the Replacement Capital Covenant during the 180 days prior to a proposed redemption, defeasance or repurchase will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

Our covenants in the Replacement Capital Covenant run only to the benefit of the holders of the designated series of our long-term indebtedness. The Replacement Capital Covenant is not intended for the benefit of holders of the Notes and may not be enforced by them, and the Replacement Capital Covenant is not a term of the indenture, the securities resolution establishing the Notes or the Notes.

We may amend or supplement the Replacement Capital Covenant from time to time with the consent of the holders of a majority in aggregate outstanding principal amount of the designated series of indebtedness benefiting from the Replacement Capital Covenant, except that no such consent will be required (i) if such amendment or supplement eliminates common stock, rights to acquire common stock, debt exchangeable for common equity and/or mandatorily convertible preferred stock if, after the date of the Replacement Capital Covenant, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to eliminate such securities as replacement capital securities would result in a reduction in our earnings per share, or we otherwise have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to eliminate such securities as replacement capital securities would result in a reduction of our earnings per share, (ii) if the effect of such amendment or supplement is solely to impose additional restrictions on our ability to redeem, defease or purchase the Notes or to impose additional restrictions on, or eliminate certain of, the types of securities qualifying as replacement capital securities, and an officer of ours has delivered to the holders of the then effective series of covered debt a written certificate to that effect, (iii) if such amendment or supplement extends the May   , 2017 stepdown date or the May   , 2037 termination date for the Replacement Capital Covenant, or (iv) if such amendment or supplement is not adverse to the covered debtholders, and an officer of ours has delivered to the holders of the then effective series of covered debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the covered debtholders.

The Replacement Capital Covenant may be terminated if the holders of a majority of the then outstanding principal amount of the then existing covered debt agree to terminate the Replacement Capital Covenant, if we no longer have outstanding any indebtedness that qualifies as covered debt or if the Notes have been accelerated as a result of an event of default, and will terminate on May   , 2037, if not terminated earlier.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership, and disposition of the Notes. Except where noted, this discussion only applies to Notes that are held as capital assets by holders who purchase the Notes upon their original issuance at the original offering price. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers and certain traders in securities, partnership and other pass-through entities (and persons holding the Notes through a partnership or other pass-through entity), holders whose functional currency is not the U.S. dollar, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax, or persons holding the Notes as part of a hedge, straddle or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any United States federal estate, gift or alternative minimum tax considerations. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

As used in this prospectus supplement, the term “United States Holder” means a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust with respect to which (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (ii) a valid election is in effect under applicable Treasury regulations to be treated as a United States person.

The term “Non-United States Holder” means a beneficial owner of a Note that is neither a United States Holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Notes, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If you are a partnership (or other entity that is treated as a partnership for United States federal income tax purposes) or a partner in such a partnership, you should consult your own tax advisors regarding the United States federal income tax considerations of the purchase, ownership and disposition of Notes.

Persons considering purchasing the Notes should consult their own tax advisors regarding the United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

Classification of the Notes as Indebtedness

The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Notes and no rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”). In connection with the issuance of the Notes, Troutman Sanders LLP will provide us with an opinion to the effect that under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts and assumptions contained in such opinion and certain representations provided by us, the Notes constitute indebtedness for United States federal income tax purposes (although there is no controlling authority directly on point). Such opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with such opinion. If the IRS were to successfully challenge the classification of the Notes as indebtedness, interest payments on the Notes would be treated for such purposes as dividends to the extent of our current or accumulated earnings and profits. In the case of Non-United States Holders, distributions treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. Holders should consult their own tax advisors regarding the tax consequences if the Notes are not treated as indebtedness for United States federal income tax purposes.

We agree, and by acquiring an interest in a Note, each beneficial owner of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes. The remainder of this discussion assumes that the Notes are classified as indebtedness for United States federal income tax purposes.

United States Holders

Gains upon disposition

In the case of a sale or other disposition (including a retirement) of a Note, a United States Holder will recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid interest) and the United States Holder’s adjusted tax basis in the Note.

A gain or loss recognized by a United States Holder on a sale or other disposition of a Note generally will constitute capital gain or loss. Capital gains recognized by an individual upon the sale or other disposition of a Note that is held for more than one year are generally eligible for reduced rates of United States federal income taxation. The ability of a United States Holder to deduct capital losses to offset ordinary income is limited.

Backup withholding and information reporting

Information reporting requirements generally apply in connection with payments on the Notes to, and the proceeds from a sale or other disposition of the Notes by, non-corporate United States Holders. A United States Holder will be subject to a backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a United States Holder will be allowed as a credit against such United States federal income tax liability, and may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Interest Income and Original Issue Discount

Under the applicable United States Treasury regulations, the possibility that interest on the Notes might be deferred could result in the Notes being treated as issued with OID, unless the likelihood of such deferral is remote within the meaning of the Treasury regulations. We believe that the likelihood of interest deferral on the Notes is remote within the meaning of the Treasury regulations and therefore that the possibility of such a deferral will not result in the Notes being treated as issued with OID. Based upon the foregoing, we believe that, although the matter is not free from doubt, the Notes will not be considered to be issued with OID. Accordingly, interest paid on the Notes will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

However, there can be no assurance that the IRS or a court will agree with this position. The meaning of the term “remote” in the Treasury regulations has not been addressed in any rulings or other interpretations by the IRS or by any court. The IRS may take a position contrary to that described above, which could affect the amount and timing of income, as described below, and potentially the character of income (including gain) from the Notes. United States Holders should consult their own tax advisors regarding the appropriate tax treatment of income on the Notes.

If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the Notes would be deemed to be issued with OID at the time of issuance or at the time that any such deferral actually occurs, as the case may be. Then, all remaining stated interest on the Notes would thereafter be treated as OID as long as the Notes are outstanding. In such an event, a United States Holder would be required to include stated interest in income as it accrues, regardless of its method of accounting, using a constant yield method, and actual cash payments of stated interest on the Notes would not be reported as taxable income.

If the Notes are deemed to be issued with OID at the time of issuance, or at a subsequent time by reason of an actual interest deferral, a beneficial owner’s tax basis in the Notes generally will be its initial purchase price (net of accrued interest paid upon purchase), increased by OID previously includible in that beneficial owner’s gross income to the date of disposition, and decreased by payments received by that beneficial owner on the Note since and including the date that the Notes were deemed to be issued with OID.

Unless otherwise indicated, the remainder of this discussion assumes that the Notes are not treated as issued with OID.

If we defer interest payments on the Notes, you will subsequently be required to accrue interest income as OID in respect of the remaining interest on your Notes. As a result, for United States federal income tax purposes, you would be required to include that OID in gross income before you receive interest payments, regardless of your regular method of accounting for United States federal income taxes.

If you sell your Notes before the record date for a payment of interest after the commencement of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the relevant accrual period. Moreover, the accrued OID will be added to your adjusted tax basis in the Notes but may not be reflected in the amount you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses to offset ordinary income is subject to limitations.

Non-United States Holders

Assuming that the Notes will be treated as indebtedness for United States federal income tax purposes, no withholding of United States federal income tax will apply to a payment of interest on a Note to a Non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	such payment is not effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if certain income tax treaties apply, such payment is not attributable to a permanent establishment maintained by the Non-United States Holder within the United States);

•	the Non-United States Holder does not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership;

•	the Non-United States Holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the Non-United States Holder provides the paying agent, in accordance with specified procedures, with a statement to the effect that such holder is not a United States person (generally through the provision of a properly executed IRS Form W-8BEN).

If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the Notes (including payments in respect of OID, if any, on the Notes) made to such Non-United States Holder will be subject to a 30 percent United States federal withholding tax, unless that holder provides the paying agent with a properly executed statement

(i)	claiming an exemption from or reduction of withholding tax under an applicable income tax treaty; or

(ii)	stating that the payment on the Notes is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a Non-United States Holder is engaged in a trade or business in the United States and the interest on the Notes is effectively connected with the conduct of that trade or business (and, if certain income tax treaties apply, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States), that Non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-United States Holder were a United States Holder. In addition, a Non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain income tax treaties apply, lower rates as provided in such treaties) branch profits tax.

Any gain realized by a Non-United States Holder on the sale, exchange, redemption or retirement of a Note generally will not be subject to United States federal income tax unless:

•	such gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States); or

•	the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, information reporting and backup withholding will not apply to a payment of interest on a Note to a Non-United States Holder, or to proceeds from the disposition of a Note by a Non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-United States Holder and neither we nor our paying agent has actual knowledge (or reason to know) to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided the required information is timely furnished to the IRS. In general, if a Note is not held through a qualified intermediary, the amount of payments made on that Note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Non-United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes indicated in the following table:

Principal Amount of
Underwriter	Notes

J.P. Morgan Securities Inc.	$
Citigroup Global Markets Inc.
Banc of America Securities LLC
Deutsche Bank Securities Inc.

Total	$

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of the Notes. Any such securities dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the principal amount of the Notes. After the initial public offering of the Notes, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by
Wisconsin Energy

Per Note	%

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, Notes on the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the underwriters repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the Notes.

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $     .

In the ordinary course of their respective businesses, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking, advisory and other services for us and our affiliates. Certain affiliates of the underwriters are lenders under our existing $900 million credit facility, which provides liquidity support for our obligations with respect to short-term debt.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the Notes, in any jurisdiction where action for that purpose is required. Accordingly, the Notes offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the Notes may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

PROSPECTUS

WISCONSIN ENERGY CORPORATION

Debt Securities

Wisconsin Energy Corporation may issue and sell debt securities to the public. We urge you to read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered, and any other information relating to a specific offering, will be set forth in a prospectus supplement that will describe the interest rates, payment dates, ranking, maturity and other terms of any debt securities that we issue or sell.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The supplements to this prospectus will provide the specific terms of the plan of distribution. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the symbol “WEC.”

See “Risk Factors” on page 1 for information on certain risks related to the purchase of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2007.

ABOUT THIS PROSPECTUS

In this prospectus, “we”, “us,” “our” and “Wisconsin Energy” refer to Wisconsin Energy Corporation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a “shelf” registration process. Under this shelf process, Wisconsin Energy may issue and sell to the public the securities described in this prospectus in one or more offerings.

This prospectus provides you with only a general description of the securities we may issue and sell. Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the particular securities and terms of that offering. In the prospectus supplement, we will describe the interest rate, payment dates, ranking, maturity and other terms of any debt securities that we issue and sell.

The prospectus supplement will also describe the proceeds and uses of proceeds from the securities, together with the names and compensation of the underwriters, if any, through whom the securities are being issued and sold, and other important considerations for investors. The prospectus supplement may also add to, update or change information contained in this prospectus.

Unless we say otherwise in the prospectus supplement, we may redeem our debt securities for cash.

RISK FACTORS

Investing in the securities of Wisconsin Energy involves risk. Please see the “Risk Factors” described in Item 1A. of our Annual Reports on Form 10-K, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, financial results and the value of our securities.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

We have included or may include statements in this prospectus or in any prospectus supplement (including documents incorporated by reference) that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance may be forward-looking statements. Also, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “objectives,” “plans,” “possible,” “potential,” “projects,” or similar terms or variations of these terms.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

In addition to the assumptions and other factors referred to specifically in connection with those statements, factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include factors we have described under the caption “Cautionary Statement Regarding Forward-Looking Information” in our Annual Reports on Form 10-K, and under the caption “Factors Affecting Results, Liquidity and Capital Resources” in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Reports on Form 10-K or under similar captions in the other documents we have incorporated by reference. Any forward-looking statement speaks only as of the date on which that statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made.

WISCONSIN ENERGY

Wisconsin Energy Corporation was incorporated in the State of Wisconsin in 1981 and became a diversified holding company in 1986. We conduct our operations primarily in two operating segments: a utility energy segment and a non-utility energy segment. Our primary subsidiaries are Wisconsin Electric Power Company (“Wisconsin Electric”), Wisconsin Gas LLC (“Wisconsin Gas”) and W.E. Power, LLC (“We Power”).

Utility Energy Segment:  Our utility energy segment consists of Wisconsin Electric, Wisconsin Gas and Edison Sault Electric Company. We serve approximately 1,125,200 electric customers in Wisconsin and the Upper Peninsula of Michigan, approximately 1,041,400 gas customers in Wisconsin, 470 steam customers in metro Milwaukee, Wisconsin and 3,000 water customers in suburban Milwaukee, Wisconsin. Wisconsin Electric and Wisconsin Gas operate under the trade name of “We Energies.”

Non-Utility Energy Segment:  Our non-utility energy segment consists primarily of We Power. We Power was formed in 2001 to design, construct, own and lease to Wisconsin Electric the new generating capacity included in our Power the Future strategy.

Power the Future Strategy:  In September 2000, we announced our Power the Future strategy to improve the supply and reliability of electricity in Wisconsin. As part of our Power the Future strategy, we are (1) investing in new natural gas-fired and coal-fired electric generating facilities, (2) upgrading Wisconsin Electric’s existing electric generating facilities and (3) investing in upgrades of our existing energy distribution system. Also, as part of this strategy, we announced and began implementing plans to divest non-core assets and operations in our non-utility energy segment and to reduce our real estate operations.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our debt securities to repay borrowings, for investments (including equity contributions and loans to affiliates) and/or for other general corporate purposes. Pending disposition, we may temporarily invest any proceeds of the offering not required immediately for the intended purposes in U.S. governmental securities and other high quality U.S. securities. We expect to borrow money or sell securities from time to time, but we cannot predict the precise amounts or timing of doing so. For current information, please refer to our current filings with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION.”

RATIO OF EARNINGS TO FIXED CHARGES

Our historical ratios of earnings to fixed charges are described below for the periods indicated.

	Three Months	Twelve Months
	Ended	Ended
	March 31,	March 31,	Year Ended December 31,
	2007	2007	2006	2005	2004	2003	2002

Ratio of Earnings to Fixed Charges	2.9x	2.4x	2.5x	2.6x	2.2x	2.2x	1.9x

These computations include us and our subsidiaries. For these ratios, “earnings” is determined by adding (a) pre-tax income from continuing operations (less undistributed equity in earnings of unconsolidated affiliates), (b) nonutility amortization of capitalized interest and (c) fixed charges, and subtracting from the total, capitalized interest. “Fixed charges” consists of interest charges on our long-term and short-term debt (including a representative portion of lease expense), capitalized interest, amortization of debt expenses, an amount equal to the earnings before income taxes required to pay preferred dividends of a wholly owned subsidiary and distributions on preferred securities of a subsidiary trust prior to their redemption in March 2004.

Results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire fiscal year 2007 because of seasonal and other factors.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will consist of one or more senior debt securities, subordinated debt securities and junior subordinated debt securities. The debt securities will be issued in one or more series under the indenture described below between us and The Bank of New York Trust Company, N.A. (successor to The First National Bank of Chicago), as trustee, dated as of March 15, 1999, and under a securities resolution (which may be in the form of a resolution or a supplemental indenture) authorizing the particular series.

We have summarized selected provisions of the indenture below. The summary is not complete. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The securities resolution for each series also has been or will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, where applicable, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indenture. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

General

The indenture does not significantly limit our operations. In particular, it does not:

•	limit the amount of debt securities that we can issue under the indenture;

•	limit the number of series of debt securities that we can issue from time to time;

•	restrict the total amount of debt that we or our subsidiaries may incur; or

•	contain any covenant or other provision that is specifically intended to afford any holder of the debt securities protection in the event of highly leveraged transactions or any decline in our ratings or credit quality.

The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Terms

A prospectus supplement and a securities resolution relating to the offering of any series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

•	the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

•	the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

•	the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

•	the interest rate or rates, if any, or method of calculating the interest rate or rates which the debt securities will bear;

•	the date or dates from which interest will accrue and on which interest will be payable and the record dates for the payment of interest;

•	the manner of paying principal and interest on the debt securities;

•	the place or places where principal and interest will be payable;

•	the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

•	the terms of any conversion or exchange right;

•	the terms of any redemption of debt securities at the option of holders;

•	any tax indemnity provisions;

•	if payments of principal or interest may be made in a currency other than U.S. Dollars, the manner for determining such payments;

•	the portion of principal payable upon acceleration of any discounted debt security (as described below);

•	whether and upon what terms debt securities may be defeased (which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series);

•	whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

•	provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

•	the ranking of the debt securities, including the relative degree, if any, to which the debt securities of such series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not;

•	any provisions relating to extending or shortening the date on which the principal and premium, if any, of the debt securities of the series is payable;

•	any provisions relating to the deferral of payment of any interest; and

•	any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations or advisable in connection with the marketing of the debt securities. (Section 2.01)

We may issue debt securities of any series as registered debt securities, bearer debt securities or uncertificated debt securities and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

A holder of registered debt securities may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special U.S. federal income tax and other considerations applicable to discounted debt securities will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

Any restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

Ranking of Debt Securities

Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets and will represent our unsecured debt.

Because we are a holding company and conduct all of our operations through subsidiaries, holders of debt securities will generally have a position that is effectively junior to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. Various financing arrangements and regulatory requirements impose restrictions on the ability of our utility subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Under Wisconsin law, our utility subsidiaries are prohibited from loaning funds, either directly or indirectly, to us. The indenture does not limit us or our subsidiaries if we decide to issue additional debt. Some of our operating subsidiaries, including Wisconsin Electric and Wisconsin Gas, have ongoing corporate debt programs used to finance their business activities.

As of March 31, 2007, our direct obligations included approximately $720 million of outstanding short-term debt supported by multi-year bank back-up credit facilities, $960 million of intermediate and long-term senior notes and $12 million of intercompany debt. In addition, as of March 31, 2007, our utility subsidiaries had approximately $185 million of outstanding short-term debt supported by multi-year bank back-up credit facilities, $2,468 million of outstanding long-term debt (including $558 million of capitalized leases) and $22 million of intercompany debt. As of March 31, 2007, our non-utility subsidiaries had approximately $277 million of outstanding long-term debt and $435 million of intercompany debt. Outstanding preferred stock of Wisconsin Electric as of March 31, 2007 had an aggregate liquidation preference value of $30.4 million and was entitled to annual dividends of approximately $1.2 million.

Successor Obligor

The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, another company, unless:

•	that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

•	that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons;

•	all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

•	immediately after the transaction no default exists under the indenture.

The successor will be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Thereafter, the successor may exercise our rights and powers under the indenture, the debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Debt Securities

Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.07)

Defaults and Remedies

Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe any differences, an event of default with respect to a series of debt securities will occur if:

•	we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

•	we default in the payment of the principal and premium, if any, of any debt securities of that series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

•	we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the securities resolution establishing that series and the default continues for a period of 60 days;

•	we default in the performance of any of our other agreements applicable to that series and the default continues for 90 days after the notice specified below;

•	pursuant to or within the meaning of any Bankruptcy Law we:

 — commence a voluntary case,

 — consent to the entry of an order for relief against us in an involuntary case,

 — consent to the appointment of a custodian for us or for all or substantially all of our property, or

 — make a general assignment for the benefit of our creditors;

•	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

 — is for relief against us in an involuntary case,

 — appoints a custodian for us or for all or substantially all of our property, or

 — orders us to liquidate; or

•	there occurs any other event of default provided for in that series. (Section 6.01)

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the Trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

The holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 6.02)

If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

The indenture and the debt securities or any coupons of a series may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 10.02)

Without the consent of each debt security holder affected, no amendment or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the interest on or change the time for payment of interest on any debt security (subject to any right to defer one or more payments of interest we may have retained in the securities resolution and described in the prospectus supplement);

•	change the fixed maturity of any debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

•	reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on acceleration thereof;

•	change the currency in which the principal or interest on a debt security is payable;

•	make any change that materially adversely affects the right to convert or exchange any debt security; or

•	waive any default in payment of interest on or principal of a debt security. (Section 10.02)

Without the consent of any debt security holder, we may amend the indenture or the debt securities:

•	to cure any ambiguity, omission, defect, or inconsistency;

•	to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

•	to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

•	to create a series of debt securities and establish its terms;

•	to provide for a separate trustee for one or more series of debt securities; or

•	to make any change that does not materially adversely affect the rights of any debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

Debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

To exercise either defeasance option as to a series of debt securities, we must:

•	irrevocably deposit in trust (the “defeasance trust”) with the trustee or another trustee money or U.S. government obligations;

•	deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

•	comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case (a) or (b), have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option. It also includes certificates representing an ownership interest in such obligations. (Section 8.02)

Regarding the Trustee

The Bank of New York Trust Company, N.A. (as successor to JPMorgan Trust Company, National Association) (successor to Bank One Trust Company, N.A.) (successor to The First National Bank of Chicago) will act as trustee and registrar for debt securities issued under the indenture, and unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee three months in advance and if no default occurs during the three-month period. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee. In addition, the trustee also serves as trustee for tax-exempt bonds for which Wisconsin Electric is the ultimate obligor and as the collateral agent for notes issued by a non-utility subsidiary.

The Bank of New York, an affiliate of the trustee, is a participating lender with respect to the existing credit agreements that provide liquidity support for the commercial paper programs for us, Wisconsin Electric, Wisconsin Gas and Wisconsin Electric Fuel Trust. In addition, The Bank of New York also serves as our transfer agent and as the administrator of our stock purchase and dividend reinvestment plan.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of Wisconsin, except to the extent that the Trust Indenture Act of 1939 is applicable.

BOOK-ENTRY ISSUANCE

The Depository Trust Company (“DTC”) will act as the securities depository for the debt securities. The debt securities will be issued in fully registered form and will be evidenced by one or more global securities registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC.

DTC is a New York limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC.

Purchases of the debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased debt securities. Transfers of ownership interests on the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC. If fewer than all debt securities of a series are redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such series to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the debt securities are credited on the record date. We believe that these arrangements will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the debt securities.

Payments of principal, interest and premium on the debt securities will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of each participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the purchase price, principal and interest to Cede & Co. (or other such nominee of DTC) is our responsibility. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

A Beneficial Owner will not be entitled to receive physical delivery of the debt securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the debt securities.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. In the event no successor securities depository is obtained, certificates for the debt securities will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any one or more of the following ways from time to time: (a) to or through underwriters or dealers; (b) directly to one or more purchasers; (c) through agents; (d) through competitive bidding; or (e) any combination of the above. The prospectus supplement will set forth with respect to the securities being offered thereby the terms of the offering of those securities, including the name or names of any underwriters, the purchase price of those securities and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which those securities may be listed. Only underwriters so named in the applicable prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by us and described in the applicable prospectus supplement if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

Securities may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities providing for payment and delivery on a future date specified in the prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (a) the purchase by an institution of the particular securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (b) if the particular securities are being sold to underwriters, we shall have sold to such underwriters all of those securities other than the securities covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance by us or such institutional investors thereunder.

If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, various legal matters in connection with the debt securities will be passed upon (a) for us by Troutman Sanders LLP, Atlanta, Georgia and (b) for any underwriters by Dewey Ballantine LLP, New York, New York. Unless otherwise indicated in the applicable prospectus supplement, Sally R. Bentley, Assistant Vice President — Legal Services of Wisconsin Electric, or Joshua M. Erickson, Counsel of Wisconsin Electric, will pass upon the validity of the debt securities, as well as certain other legal matters, on our behalf.

As of March 31, 2007, Ms. Bentley and Mr. Erickson owned beneficially approximately 4,287 shares and 633 shares of our common stock, respectively, and held options to acquire 76,369 shares (44,972 of which were exercisable) and 11,888 shares (3,635 of which were exercisable) of our common stock, respectively.

EXPERTS

The consolidated financial statements, the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Wisconsin Energy’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. These documents may be read and copied at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can get further information about the SEC’s Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, registration statements and other information regarding registrants like us that file electronically with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC (File No. 001-09057) will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2006.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.

•	Current Report on Form 8-K filed March 8, 2007.

No information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K will be incorporated by reference in this prospectus unless specifically stated otherwise. You may request a copy of these documents at no cost by calling or writing to us at the following address:

     Wisconsin Energy Corporation
     231 West Michigan Street
     P. O. Box 1331
     Milwaukee, Wisconsin 53201
     Attn: Anne K. Klisurich, Corporate Secretary
     Telephone: (414) 221-2345

You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

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2007 Series A Junior Subordinated Notes due 2067

PROSPECTUS SUPPLEMENT

May   , 2007

Joint Book-Running Managers and Joint Structuring Advisors

JPMorgan	Citi

Co-Managers

Banc of America Securities LLC	Deutsche Bank Securities